EXHIBIT 10.46

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is entered into between MATTHEW PATINKIN, on behalf of himself and his present, former and future heirs, agents, executors, beneficiaries, employees, legatees, successors and assigns (collectively referred to herein as “Employee”), and WHITEHALL JEWELERS, INC., f/k/a Whitehall Jewellers, Inc. its present, former and future parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective present, former and future officers, directors, shareholders, partners, joint ventures, insurers, benefit plans, plan fiduciaries and plan administrators, employees, agents and representatives (collectively referred to herein as “Whitehall”). Employee and Whitehall jointly referred to herein as the “Parties”.

     WHEREAS, Employee and Whitehall are parties to that certain Severance Agreement dated May 7, 1996 as amended on August 22, 2000.

     WHEREAS, the last day of Employee’s employment with Whitehall was October 5, 2006 and the parties have terminated their employment relationship;

     NOW THEREFORE, in consideration of the covenants contained herein, the parties agree as follows:

1. Waiver and General Release:

     A. In consideration of the payments and promises set forth herein, the Parties hereby fully, finally and forever waive and unconditionally release, acquit and discharge each other from any and all claims, obligations, or causes of action whatsoever, whether currently known or unknown, in any way arising out of or relating to any act or omission occurring on or prior to the date Employee executes this Agreement. Employee’s release includes but is not limited to all claims regarding Employee’s employment with or termination of employment with Whitehall, all claims regarding the Severance Agreement or claims for wrongful discharge; attorneys’ fees and costs, equitable or injunctive relief, compensatory or punitive damages; breach of contract; tort claims, employment discrimination, harassment or retaliation including, but not limited to claims arising under the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq., Executive Orders 11246 or 11141 or the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Illinois Human Rights Act, or any other local, state or federal statutory or common law causes of action. To the extent permitted by law, the Parties represent and warrant that they have not and will not institute any legal proceed ing relating to or arising out of any of the claims released in this Agreement and agree to withdraw and waive any right to recovery in the event that any such legal proceeding is instituted. In the event Whitehall breaches this Agreement, employee is not precluded from seeking fines, penalties, interest, expenses, attorneys’ fees and costs due to said breach.

     B. Notwithstanding the foregoing, Employee does not waive and/or release any claims to vested benefits under the Whitehall Jewellers, Inc. 1997 Long-Term Incentive Plan, the Whitehall Jewellers, Inc. (f/k/a Mark Bros. Jewelers, Inc.) Incentive Stock Option Agreement for Employees, the Mark Bros. Jewelers, Inc. Employee Stock Ownership Plan, or the Whitehall

Jewellers, Inc. 401(k) Plan (collectively referred to herein as “the Plans”) to which Employee may be entitled under the written terms of the Plans as they existed on the Termination Date and as a result of Employee’s employment by Whitehall through the Termination Date (as defined herein) in accordance with the terms and conditions of said Plans, but, except as set forth in this Agreement, this Agreement does release and extinguish all claims for additional benefits or compensation that relate to or arise out of the Plans, Severance Agreement or Employee’s employment with Whitehall.

     C. Notwithstanding paragraphs 1.A and 1.B above, the parties do not waive and/or release any claims arising under this Agreement (including the right to seek damages arising from or in connection with a breach of the Agreement) or arising under the Promissory Note attached hereto and incorporated herein as Exhibit A, the Indemnification Agreements attached hereto and incorporated herein as Exhibit B and Subordination Agreements attached hereto and incorporated herein as Group Exhibit C being executed in order to effectuate the terms of this Agreement, even if said documents are executed prior to or of even date herewith. The parties specifically reserve the right to file any documents necessary to protect or preserve their rights under this Agreement, the Promissory Note, Indemnification Agreements and the Subordination Agreements including, but not limited to, the filing of litigation to enforce their rights.

2. Employee’s Termination Date: Employee’s last day of employment with Whitehall was close of business on October 5, 2006 (“Termination Date”). Employee acknowledges that Employee has been paid Employee’s base salary through the Termination Date.

3. Payments to Employee:

     A. Severance Payments. Whitehall agrees to pay Employee a severance benefit equal to Nine Hundred Eighty-Seven Thousand and Five Hundred Dollars ($987,500) (less tax withholdings at the rate previously attributed to Employee) to be paid as follows: (1) an initial payment of Four Hundred Ninety-Three Thousand and Seven Hundred Fifty Dollars $493,750 (less tax withholdings at the rate previously attributed to employee) will be made on September 4, 2007; provided, that, the seven (7) day revocation period has expired following the execution of this Agreement (if the revocation period has not expired the payment shall be made immediately upon the expiration of such revocation period) and (2) the remaining balance of $493,750 will be paid on December 14 2007. Payments will be made by wire transfer according to instructions set forth in the Paragraph 19 of this Agreement.

     B. Insurance/Benefits Payment.

1.

To the extent not already paid or reimbursed, Employee shall be eligible for reimbursement of all medical expenses for Employee, Spouse and dependents incurred through December 31, 2006 which were covered under Whitehall’s prior Exec-U-Care coverage. Whitehall shall also pay $50,000 for Employee in lieu of Exec-U-Care coverage to be paid on September 4, 2007; by wire transfer pursuant to Paragraph 19, provided, that, the seven (7) day revocation period has expired following the execution of this Agreement (if the revocation period has not expired the payment shall be made immediately upon the expiration of such revocation period) for which amounts Whitehall will issue an IRS Form 1099 in connection with the payment of Exec-U Care benefits.

Employee agrees to accept full responsibility for any liability regarding taxes or penalty in connection with these payments.

2.

As of the Termination Date, life insurance benefits terminated, Whitehall will reimburse Employee $652.50 for the cost of his previously purchased life insurance policy to be paid within five (5) days after the seven (7) day revocation period has expired.

     C. Payment for Professional Fees. Whitehall agrees to pay $50,000 toward Employee’s attorney’s fees and costs associated with Employee’s Severance Agreement on September 4, 2007; provided, that, the seven (7) day revocation period has expired following the execution of this Agreement (if the revocation period has not expired the payment shall be made immediately upon the expiration of such revocation period). Payment shall be made by wire transfer to Bellows and Bellows, P.C., Client Funds Account in the amount of $50,000 pursuant to Wire Transfer instructions in Paragraph 19.

4. Benefits Continuation:

     A. Whitehall agrees that any qualified and properly documented medical expenses reimbursed by Whitehall under the Company’s prior Exec-U-Care Program that were incurred by Employee (or family members covered through Employee) to the extent not already paid or reimbursed prior to the period ending December 31, 2006 shall be covered. Employee expressly agrees and acknowledges that Exec-U-Care coverage or any medical expenses incurred after December 31, 2006 will not be eligible for reimbursement under Exec-U-Care.

     B. Employee’s group health insurance, dental insurance and long-term disability insurance with respect to Employee and his dependents will continue at Whitehall’s expense for a period not to exceed thirty (30) months from the Termination Date. Following the expiration of the thirty (30) month period, Employee shall be entitled to apply for COBRA to continue to participate in Whitehall’s group health insurance plan, provided he elects to continue such coverage at his expense in a timely manner and complies with all established terms and conditions for such continuation of coverage.

5. Vacation Pay: Employee expressly agrees and acknowledges that he has received $26,923.10 less applicable tax withholdings for unused vacation benefits. Whitehall agrees to pay an additional $5,384.62 (one week’s vacation), less applicable tax withholdings for unused vacation benefits with such payment to be made on September 4, 2007; by wire transfer pursuant to Paragraph 19, provided, that, the seven (7) day revocation period has expired following the execution of this Agreement (if the revocation period has not expired the payment shall be made immediately upon the expiration of such revocation period). Employee expressly agrees and acknowledges that upon receipt of the $5,384.62, no other payments with respect to vacation shall be due and owing to Employee.

6. Expense Reimbursement: Employee expressly agrees and acknowledges that he has been reimbursed for all business expenses actually incurred by Employee during Employee’s employment with Whitehall prior to Termination Date, and Whitehall shall have no obligation to reimburse Employee for any other business expenses.

7. Other Payments or Benefits: Other than as set forth by this Agreement, Employee will not receive compensation, payments or benefits of any kind from Whitehall, and Employee expressly acknowledges and agrees that Employee is not entitled to any other compensation, payment or benefit from Whitehall, except as otherwise provided herein. All prior written and oral understandings or agreements are released and terminated.

8. Return of Whitehall Property: Employee represents and warrants that Employee has returned to Whitehall all company property in Employee’s possession, custody, or control, including, but not limited to computers, laptops, cell phones, fax machines, credit cards, credit reports, personnel records, samples, and any other property or documents concerning Whitehall, its business and/or financial activities or practices, its marketing or employees or applicants for employment. Employee further represents and warrants that Employee will not retain any copies of such property.

9. Confidentiality of this Agreement: Employee and Whitehall agree not to disclose the terms of this Agreement to any person other than Employee’s spouse, attorneys, or accountants as necessary for preparation of income tax returns and other tax related matters, and officers and directors of Whitehall who have a business need to know its terms, as may be necessary to enforce the parties’ rights under the Agreement, or as may be otherwise required by law or Subpoenas. The parties further agree that if any of the terms of this Agreement are so disclosed to persons permitted under this paragraph, Employee will direct that person not to disclose the terms of this Agreement to any other person unless said disclosure is necessary to enforce the Parties’ rights under this Agreement.

10. Restrictive Covenants:

     A. During the period that commences on the Termination Date and ends one year later, Employee shall not disclose to any person or entity any nonpublic information that Employee has obtained, maintained, or acquired during the period of Employee’s employment with Whitehall concerning Whitehall, its business and/or financial activities or practices, its marketing or business-development plans or prospective customers, or its employees or applicants for employment.

     B. During the period that commences on the Termination Date and ends one year later, Employee agrees that Employee will not, directly or indirectly participate or assist in the recruitment or hiring, either by Employee or any third-party or entity, of 1) any person employed by Whitehall on the Termination Date or 2) any then current Whitehall employee and/or will not otherwise directly or indirectly induce or seek to induce such then-current Whitehall employee to leave Whitehall’s employment. In the event Employee is contacted concerning employment with employee or any third party or entity. Employee will inform the inquiring person only: “I am not permitted to discuss this matter with you.”

     C. The Parties will not issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action other than as permitted by this Agreement against Whitehall or the Employee or the individual or entities that are owners, stockholders, agents, directors, officers, employees, representatives, divisions, parents, subsidiaries, predecessors, successors or assigns of Whitehall, except if testifying under oath pursuant to subpoena or otherwise. Likewise, Whitehall management, directors and officers will not issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against Employee.

11. Non-Admission: The Parties agree that this Agreement is not intended to and does not constitute any admission of fault on the part of Whitehall or Employee, or wrongdoing, responsibility or liability on the part of Whitehall or Employee.

12. Acknowledgments: Employee hereby acknowledges that (i) this Agreement is written in a manner understood by Employee; (ii) this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended; (iii) Employee has received valuable consideration in addition to any amounts to which Employee is already entitled in exchange for the waiver and release of claims included in this Agreement; (iv) Employee has been advised by Whitehall to consult with an attorney prior to executing this Agreement; (v) Employee may take up to 21 days from receipt of this Agreement to consider whether to sign the Agreement; and (vi) Employee shall have seven (7) days following execution to revoke this Agreement (in which case this Agreement shall be null and void and neither Employee nor Whitehall shall have any obligations under it), and the Agreement shall not take effect until those seven days have expired (“Effective Date”). In order for a revocation of the Agreement by Employee to be effective, a written notice of revocation must be sent to Whitehall at 125 S. Wacker Drive, Suite 2600, Chicago, IL 60606, Attention: General Counsel and must be received by Whitehall within the seven (7) day revocation period.

13. Cooperation: Employee agrees that if requested by Whitehall, Employee will assist and cooperate with Whitehall in connection with any matter that relates to services performed by Employee, or pertinent knowledge possessed by the Employee for period of twenty-four months from Termination Date. Such assistance and cooperation to be reasonable in scope and time and consistent with Employee’s employment with the Company and shall not interfere with Employee’s business or job responsibilities. In such event, Employee shall be reimbursed for his reasonable time at an hourly rate based upon his base salary on the Termination Date and his reasonable out of pocket expenses. The parties agree to perform any steps necessary or execute any documents necessary to effectuate this Agreement, the Promissory Note, attached hereto and incorporated herein as Exhibit A, the Indemnification Agreements attached hereto and incorporated herein as Group Exhibit B and Subordination Agreements attached hereto and incorporated herein as Group Exhibit C.

14. Performance by the Parties. The parties agree and acknowledge that their promises and obligations as set forth in this Agreement are material terms with which each party must strictly comply. Employee is executing this Settlement Agreement in reliance on the execution of the Indemnification Agreements and Subordination Agreements attached hereto, the terms of each of these Agreements, and the terms of this Agreement. This Settlement Agreement shall be binding on Whitehall as Whitehall is defined above and shall inure to the benefit of Employee.

15. Change in Control: In the event of a “Change of Control” (as defined below) following the execution of this Agreement, any amounts due and owing under the Settlement Agreement and Release which have not already been paid to Employee at the time of such Change in Control shall accelerate and become due and owing for each payment, on the earlier of (a) the date that the particular payment is due as set forth in paragraph 3 of this Agreement or (b) within thirty (30) days following the Change of Control, unless the Company or surviving entity following such Change in Control agrees and acknowledges in writing that the obligations under the Settlement Agreement, and Promissory Note remain in force and effect in which case there shall be no acceleration. If there is an accelerated payment following a Change in Control, the amount of interest due on the outstanding balance shall be reduced to account for the reduction in the payment period. A Change of Control shall mean (i) any Person (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, (or any successor section thereto)) or group, other than affiliates of Prentice Capital Management, LP, becomes the beneficial owner of 50% or more of the outstanding common stock of the Company; (ii) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of the Company; or (iii) the consummation of: (x) a merger, consolidation or reorganization (a “Merger”) as a result of which the individuals and entities who were the respective beneficial owners of the common stock of the Company immediately before such Merger do not beneficially own, immediately after such Merger, directly or indirectly, more than 50% of the common stock of the Company resulting from such Merger (or its parent corporation), or (y) a plan relating to the liquidation of the Company.

16. Applicable Law: The provisions of this Agreement shall be governed by the laws of the State of Illinois without regard for its conflict of laws provisions. The parties waive any objection to venue and personal jurisdiction in the courts located in Cook County, Illinois. THE PARTIES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED THEREBY.

17. Expenses and Remedies: Should Employee initiate litigation regarding this Agreement involving the failure or refusal of Whitehall to satisfy its payment obligations arising hereunder, Whitehall shall reimburse Employee, on a current basis upon receipt of itemized attorney invoices, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such litigation; provided, however, that in the event the resolution of any such litigation includes a finding denying, in total, Employee's claims in such litigation, Employee shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to Employee under this paragraph. In the event of a failure by Whitehall to pay any amounts due and owing under this Agreement, Employee shall be entitled to recover interest at the rate of 10% per annum on any amounts which are d ue and owing to the Employee under this Agreement from the date such amounts were due and owing until the date such payments are made to the Employee.

18. Entire Agreement: This Agreement and Exhibits A through C attached hereto and incorporated herein as Exhibits A through C comprise the entire Agreement between the parties and supersedes and replaces all prior representations, communications, agreements and understandings between the parties pertaining to the subject matter hereof. If any portion of this Agreement is held to be invalid or unenforceable, such portion may be excised or modified so it may become valid and enforceable and, in any event, the rest of this Agreement shall not be affected and shall be given full force and effect; except, if paragraph 1 or attached documentation exhibits which are parts of this Agreement and contain material terms are held to be invalid or unenforceable, the entire Agreement will be null and void and all consideration returned.

19. Notice and Wire Transfer. Notices pursuant to this Agreement shall be sent to:

To Employee:
Matthew Patinkin
606 South Avenue
Glencoe, IL 60022

With a copy to:
Laurel G. Bellows
Bellows and Bellows, P.C.
209 S. LaSalle Street
Chicago, IL 60604

To Company:
Whitehall Jewelers, Inc.
125 South Wacker Drive, Suite 2600
Chicago, IL 60606
Address: General Counsel

With a Copy to:
Mayer, Brown, Rowe & Maw, LLP
71 S. Wacker
Chicago, IL 60606
Attention: Jeff Piell, Esq.

Wire transfer to Matthew Patinkin shall be made as follows:

Wire Transfer for September 4, 2007 payment to:

Redacted

Wire Transfer for December 14, 2007 payment to:

Redacted

If Employee signs this Agreement less than 21 days after he receives it from Whitehall, he confirms that he does so voluntarily and without any pressure or coercion from anyone at Whitehall.

AGREED AND ACCEPTED:
MATTHEW PATINKIN	WHITEHALL JEWELERS, INC.
/s/ Matthew Patinkin	By: /s/ Peter Michielutti
Peter Michielutti
Title: EVP/CFO
Dated: 8/24/07	Dated: 8/29/07

PROMISSORY NOTE

$987,500.00	August 24, 2007

FOR VALUE RECEIVED, Whitehall Jewelers, Inc. f/k/a Whitehall Jewellers, Inc. (“Payor”) hereby unconditionally promises to pay to the order of Matthew Patinkin, (“Payee”), the principal sum of Nine Hundred Eighty-Seven Thousand Five Hundred and no/100 Dollars ($987,500.00) (the “Settlement Amount”), in accordance with the terms of this Promissory Note (the “Note”).

Payor will pay the Settlement Amount hereof as follows: (a) one installment payment equal to Four Hundred Ninety-Three Thousand Seven Hundred Fifty Dollars ($493,750.00) less applicable tax withholdings on September 4, 2007 (the “First Installment”) and (b) a second installment payment equal to Four Hundred Ninety-Three Thousand Seven Hundred Fifty Dollars ($493,750.00) less applicable tax withholdings on December 14, 2007 (the “Second Installment”)

This Note shall be payable in lawful currency of the United States to Payee by direct deposit to bank and account number listed in the Settlement Agreement and Release which is incorporated herein by reference, or at such other place or to such other person as may be designated in writing by Payee.

This Note shall in all respects be subordinate to and junior in priority to any and all indebtedness or obligations of Payor which now exists under Payor’s Third Amended and Restated Revolving Credit Facility dated as of February 20, 2007 (the “LaSalle Credit Facility”). Payee’s right to payment under this Note shall be senior in priority to any and all indebtedness or obligations to the rights to payment of PWJ Lending LLC under Payor’s Second Amended and Restated Term Loan Credit Agreement with PWJ Lending LLC dated February 20, 2007 pursuant to the terms of the subordination agreement. Additionally, Payee’s right to payment under this Note shall be senior to any right of payment of Holtzman Opportunity Fund, L.P or PWJ Funding, LLC or their respective Affiliates pursuant to the terms of the subordination agreement. For purposes of this Note, Affiliates is defined as any person that would be considered to be an affiliate under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Payor were issuing securities. The foregoing subordination agreements referenced above are set forth in the Subordination Agreements executed by PWJ Lending LLC, PWJ Funding, LLC and Holtzman Opportunity Fund, L.P. incorporated herein by reference.

Payor hereby waives, for itself and its legal representatives, successors and assigns, presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension, waiver or renewal and all other notices, in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. Payor hereby agrees to pay on demand all costs of collection and enforcement of this Note (including, without limitation, reasonable attorney’s fees and expenses and fees and expenses on appeal or in any bankruptcy proceeding) incurred by Payee in connection with this Note. THIS NOTE MAY NOT BE ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE NEGOTIATED WITHOUT THE PRIOR WRITTEN CONSENT OF PAYOR. This Note shall be binding upon Payor and its present, former and future parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, and shall inure to the benefit of Payee and his successors, assigns, heirs and legatees.

No delay or omission on the part of Payee in exercising any right under this Note shall operate as a waiver of the right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

This Note shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to its provisions on the conflict of laws. Payor hereby consents to the exclusive jurisdiction of any Illinois or United States District Court sitting in Cook County, Illinois with respect to any action or controversy arising out of or in connection with this Note. Payor also waives its right to object to such court's jurisdiction or venue in any suit or proceeding arising out of or in connection with this Note.

          Each of the following shall constitute an event of default under this Note (“Event of Default”):

          (i)           the failure of Payor to make any installment payment when due hereunder and the continuation of such failure for ten (10) business days after receipt by Payor of written notice from Payee of such failure;

          (ii)          the filing of a petition by Payor pursuant to which Payor seeks to avail himself of the protection of any federal or state bankruptcy, insolvency or similar law;

          (iii)         the appointment of a receiver of or for any part of the property of the Payor;

          (iii)         the initiation of any federal or state bankruptcy or insolvency proceeding against Payor which is not dismissed within sixty (60) days; or

          (iv)         the making of a general assignment by Payor for the benefit of its creditors.

Upon the occurrence of an Event of Default, Payee may, in Payee’s sole and absolute discretion, accelerate this Note by declaring in a written notice to Payor that the then entire outstanding Settlement Amount hereof is immediately due and payable and shall be paid within ten (10) business days following receipt by Payor of such notice of acceleration. Additionally, in the event of a “Change of Control” (as defined in Section 15 of the Settlement Agreement and Release) following the execution of this Note, any amounts due and owing under the Note which have not already been paid to Employee at the time of such Change in Control shall accelerate and become due and owing, for each payment, on the earlier of (a) the date that the particular payment is due as set forth in the second paragraph of this Note or (b) within thirty (30) days following the Change of Control, unless the Company or surviving entity following such Change in Control agrees and acknowledges in writing that the obligations under the Promissory Note remain in force and effect in which case there shall be no acceleration.

No provision of this Note shall be modified except by a written instrument executed by Payor and by Payee expressly referring to this Note and to the provision modified. In the event any provision contained in this Note shall for any reason be deemed invalid, illegal or unenforceable in any respect, such provision shall be ineffective, but only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or any of the remaining provisions of this Note.

All notices and other communications provided for hereunder shall be in writing (including telefax communication) and, if to the Payor, mailed or delivered to it at c/o Whitehall Jewellers, Inc., 125 South Wacker Drive, Attention: General Counsel (facsimile: 312.469.5683) with a copy to Mayer, Brown, Rowe & Maw, LLP, 71 S. Wacker, Chicago, IL 60606, Attention: Jeff Piell, Esq. All notices and communications provided for hereunder to the Payee shall be made to Matthew M. Patinkin at 606 South Avenue, Glencoe, Illinois 60022 with a copy to Bellows and Bellows, P.C. 209 S. LaSalle Street, Suite 800, Chicago, Illinois 60604. Any notice, request or communication hereunder shall be deemed to have been given when deposited in the registered or certified mails, (return receipt requested) postage prepaid, addressed as aforesaid or in the case of facsimile notice, when such facsimile is transmitted to the facsimile number specified in this Paragraph and telephone confirmation of such successful transmission is received. Any party may change the person or address to whom or which the notices are to be given hereunder, but any such notice shall be effective only when actually received by the party to whom it is addressed.

PAYOR AND PAYEE IN ACCEPTING DELIVERY OF THIS NOTE, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY OTHER AGREEMENT SIGNED OR CONTEMPLATED TO BE SIGNED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY OR THE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS THEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT TO PAYEE TO EXTEND CREDIT TO PAYOR.

WHITEHALL JEWELERS, INC.

By:	/s/ Peter Michielutti
Print Name: Peter Michielutti

Title:	EVP/CFO

ACCEPTEDAND AGREED:

/s/ Matthew Patinkin	8-24-07
MATTHEW PATINKIN

August 29, 2007

INDEMNIFICATION AGREEMENT
OF PWJ FUNDING LLC

          This Indemnification Agreement is entered into between PWJ Funding LLC, on its own behalf and on behalf of its successors and assigns (collectively referred to herein as “PWJ”), and Matthew Patinkin (“Patinkin”) on behalf of himself and his present, former and future heirs, (collectively referred to herein as “the Indemnified Parties”) for certain indemnification obligations of PWJ to the Indemnified Parties relating to severance payments that will be made to Patinkin by Whitehall Jewelers, Inc. (“Whitehall”) as defined in the Settlement Agreement and Release dated August 24, 2007 (“the Agreement”) between Patinkin and Whitehall. Said Agreement is incorporated herein by reference.

          PWJ agrees to indemnify and hold harmless the Indemnified Parties for liabilities and losses (including, but not limited to reasonable and documented costs, expenses and attorneys’ fees) incurred by Indemnified Parties should any severance or other payment made by Whitehall to Patinkin in connection with the Agreement be recovered, in whole or in part from the Indemnified Parties, by Whitehall, or by any assignee for the benefit of creditors of Whitehall or other receiver or liquidator acting to administer Whitehall’s assets, or a representative acting for the benefit of Whitehall’s bankruptcy estate (collectively “Fiduciary”) as a result of a cause of action or demand to recover such payment as a preference or fraudulent transfer under the Bankruptcy Code or applicable state law (an “Avoidable Transfer”).

PWJ’s liability under this Indemnity Agreement, except as otherwise set forth herein, is expressly limited to the amount that an Indemnified Party pays to Whitehall, a Fiduciary, or Whitehall’s bankruptcy estate because of the Avoidable Transfer plus reasonable and documented costs, expenses and attorneys’ fees of the Indemnified Party related thereto. PWJ shall make payment under the Indemnity Agreement upon presentation by Patinkin of a: (a) final order requiring Patinkin to pay an amount to Whitehall, to Fiduciary, or to a representative of Whitehall’s bankruptcy estate because of an Avoidable Transfer, (b) final order dismissing any case pursuant to a settlement agreement (approved by PWJ) for resolution of the Avoidable Transfer, or (c) fully executed settlement agreement (approved by PWJ) between Indemnified Parties and Whitehall, Fiduciary, or a representative acting for the benefit of Whitehall’s bankruptcy estate if the Fiduciary may enter into settlements without Court approval. An “Authorized Settlement Party” is defined as Whitehall, the Fiduciary or a representative authorized to act for the benefit of Whitehall’s bankruptcy estate. Any settlement agreement shall be subject to PWJ’s approval; provided, however, PWJ expressly agrees that if Patinkin negotiates a settlement with an Authorized Settlement Party seeking recovery of the Avoidable Transfer, and such settlement amount is less than or equal to 50% of the initial amount claimed in writing by such Authorized Settlement Party, then PWJ’s approval shall not be required in order for this indemnity to be effective so long as: (i) Patinkin delivers to PWJ the initial amount claimed in writing by such Authorized Settlement Party within twenty (20) business days of receipt thereof, (ii) notice of such settlement is provided to PWJ at least five (5) business days prior to entering into such settlement and (iii) pursuant to the terms of such settlement, neither Patinkin, nor any other Indemnified Party, relinquishes any claims it may have against Whitehall, any estate created by a Fiduciary or its bankruptcy estate arising out of repayment of any Avoidable Transfer, which claims shall be transferred to PWJ in accordance with the next paragraph.

Patinkin agrees, on behalf of himself and any other Indemnified Party, that upon being indemnified by PWJ, he will transfer to PWJ the claim against Whitehall, any estate created by a Fiduciary or its bankruptcy estate arising out of his repayment of any Avoidable Transfer reimbursed by PWJ under this indemnity. By execution of this Indemnity Agreement, Whitehall consents to the assignment by any Indemnified Party to PWJ of any such claim pursuant to the immediately preceding sentence.

PWJ FUNDING LLC
By: Prentice Capital Management, LP, its Manager

By:	/s/ Matthew Hoffman
Print Name: Matthew Hoffman

Title:	General Counsel

ACCEPTED AND AGREED:

/s/ Matthew Patinkin	8-24-07
MATTHEW PATINKIN

Acknowledged By:

WHITEHALL JEWELERS, INC.

By:	/s/ Peter Michielutti
Print Name: Peter Michielutti

Title:	CFO & EVP

8/29/07

August 29, 2007

INDEMNIFICATION AGREEMENT
OF PWJ LENDING LLC

          This Indemnification Agreement is entered into between PWJ Lending LLC, on its own behalf and on behalf of its successors and assigns (collectively referred to herein as “PWJ”), and Matthew Patinkin (“Patinkin”) on behalf of himself and his present, former and future heirs, (collectively referred to herein as “the Indemnified Parties”) for certain indemnification obligations of PWJ to the Indemnified Parties relating to severance payments that will be made to Patinkin by Whitehall Jewelers, Inc. (“Whitehall”) as defined in the Settlement Agreement and Release dated August 24, 2007 (“the Agreement”) between Patinkin and Whitehall. Said Agreement is incorporated herein by reference.

          PWJ agrees to indemnify and hold harmless the Indemnified Parties for liabilities and losses (including, but not limited to reasonable and documented costs, expenses and attorneys’ fees) incurred by Indemnified Parties should any severance or other payment made by Whitehall to Patinkin in connection with the Agreement be recovered, in whole or in part from the Indemnified Parties, by Whitehall, or by any assignee for the benefit of creditors of Whitehall or other receiver or liquidator acting to administer Whitehall’s assets, or a representative acting for the benefit of Whitehall’s bankruptcy estate (collectively “Fiduciary”) as a result of a cause of action or demand to recover such payment as a preference or fraudulent transfer under the Bankruptcy Code or applicable state law (an “Avoidable Transfer”).

PWJ’s liability under this Indemnity Agreement, except as otherwise set forth herein, is expressly limited to the amount that an Indemnified Party pays to Whitehall, a Fiduciary, or Whitehall’s bankruptcy estate because of the Avoidable Transfer plus reasonable and documented costs, expenses and attorneys’ fees of the Indemnified Party related thereto. PWJ shall make payment under the Indemnity Agreement upon presentation by Patinkin of a: (a) final order requiring Patinkin to pay an amount to Whitehall, to Fiduciary, or to a representative of Whitehall’s bankruptcy estate because of an Avoidable Transfer, (b) final order dismissing any case pursuant to a settlement agreement (approved by PWJ) for resolution of the Avoidable Transfer, or (c) fully executed settlement agreement (approved by PWJ) between Indemnified Parties and Whitehall, Fiduciary, or a representative acting for the benefit of Whitehall’s bankruptcy estate if the Fiduciary may enter into settlements without Court approval. An “Authorized Settlement Party” is defined as Whitehall, the Fiduciary or a representative authorized to act for the benefit of Whitehall’s bankruptcy estate. Any settlement agreement shall be subject to PWJ’s approval; provided, however, PWJ expressly agrees that if Patinkin negotiates a settlement with an Authorized Settlement Party seeking recovery of the Avoidable Transfer, and such settlement amount is less than or equal to 50% of the initial amount claimed in writing by such Authorized Settlement Party, then PWJ’s approval shall not be required in order for this indemnity to be effective so long as: (i) Patinkin delivers to PWJ the initial amount claimed in writing by such Authorized Settlement Party within twenty (20) business days of receipt thereof, (ii) notice of such settlement is provided to PWJ at least five (5) business days prior to entering into such settlement and (iii) pursuant to the terms of such settlement, neither Patinkin, nor any other Indemnified Party, relinquishes any claims it may have against Whitehall, any estate created by a Fiduciary or its bankruptcy estate arising out of repayment of any Avoidable Transfer, which claims shall be transferred to PWJ in accordance with the next paragraph.

Patinkin agrees, on behalf of himself and any other Indemnified Party, that upon being indemnified by PWJ, he will transfer to PWJ the claim against Whitehall, any estate created by a Fiduciary or its bankruptcy estate arising out of his repayment of any Avoidable Transfer reimbursed by PWJ under this indemnity. By execution of this Indemnity Agreement, Whitehall consents to the assignment by any Indemnified Party to PWJ of any such claim pursuant to the immediately preceding sentence.

PWJ LENDING LLC
By: Prentice Capital Management, LP, its Manager

By:	/s/ Mathew Hoffman
Print Name: Mathew Hoffman

Title:	General Counsel

ACCEPTED AND AGREED:

/s/ Matthew Patinkin	8-24-07
MATTHEW PATINKIN

Acknowledged By:

WHITEHALL JEWELERS, INC.

By:	/s/ Peter Michielutti
Print Name: Peter Michielutti

Title:	CFO & EVP

8/29/07

SUBORDINATION AGREEMENT BY PWJ LENDING, LLC

          WHEREAS, Whitehall Jewelers, Inc., a Delaware corporation (hereinafter “Whitehall”) and Matthew Patinkin (hereinafter “Patinkin”) have entered into a Settlement Agreement and Release, dated as of August 24, 2007 (the “Settlement Agreement”);

          WHEREAS, this Subordination Agreement by PWJ Lending, LLC is an integral part of consideration relied upon by Patinkin in the settlement with Whitehall of the disputed issues between them; and

          WHEREAS, PWJ Lending, LLC desires and acknowledges the interest of PWJ Lending, LLC in the settlement of disputes between Whitehall and Patinkin together with other good and valuable consideration;

          NOW, THEREFORE, for valuable consideration, it is agreed by PWJ Lending, LLC that, in the event of any bankruptcy, insolvency, reorganization or receivership proceedings relating to Whitehall, all obligations of Whitehall owing to PWJ Lending LLC shall be subordinate in right of payment to the prior payment of all amounts due and owing to Patinkin pursuant to the above referenced Settlement Agreement.

PWJ LENDING, LLC
By: Prentice Capital Management, LP, its Manager

By:	/s/ Mathew Hoffman
Mathew Hoffman

Title:	General Counsel

The foregoing is acknowledged and agreed to:

By:	/s/ Matthew Patinkin	8-24-07
Matthew Patinkin

SUBORDINATION AGREEMENT BY PWJ FUNDING, LLC

          WHEREAS, Whitehall Jewelers, Inc., a Delaware corporation (hereinafter “Whitehall”) and Matthew Patinkin (hereinafter “Patinkin”) have entered into a Settlement Agreement and Release, dated as of August 24, 2007 (the “Settlement Agreement”);

          WHEREAS, this Subordination Agreement by PWJ Funding, LLC is an integral part of consideration relied upon by Patinkin in the settlement with Whitehall of the disputed issues between them; and

          WHEREAS, PWJ Funding, LLC desires and acknowledges the interest of PWJ Funding, LLC in the settlement of disputes between Whitehall and Patinkin together with other good and valuable consideration;

          NOW, THEREFORE, for valuable consideration, it is agreed by PWJ Funding, LLC that, in the event of any bankruptcy, insolvency, reorganization or receivership proceedings relating to Whitehall, all obligations of Whitehall owing to PWJ Funding LLC shall be subordinate in right of payment to the prior payment of all amounts due and owing to Patinkin pursuant to the above referenced Settlement Agreement.

PWJ FUNDING, LLC
By: Prentice Capital Management, LP, its Manager

By:	/s/ Mathew Hoffman

Title:	General Counsel

The foregoing is acknowledged and agreed to:

By:	/s/ Matthew Patinkin	8-24-07
Matthew Patinkin

SUBORDINATION AGREEMENT BY HOLTZMAN OPPORTUNITY FUND, L.P.

          WHEREAS, Whitehall Jewelers, Inc., a Delaware corporation (hereinafter “Whitehall”) and Matthew Patinkin (hereinafter “Patinkin”) have entered into a Settlement Agreement and Release, dated as of August 24, 2007 (the “Settlement Agreement”);

          WHEREAS, this Subordination Agreement by Holtzman Opportunity Fund, L.P. is an integral part of consideration relied upon by Patinkin in the settlement with Whitehall of the disputed issues between them; and

          WHEREAS, Holtzman Opportunity Fund, L.P. desires and acknowledges the interest of Holtzman Opportunity Fund, L.P. in the settlement of disputes between Whitehall and Patinkin together with other good and valuable consideration;

          NOW, THEREFORE, for valuable consideration, it is agreed by Holtzman Opportunity Fund, L.P. that, in the event of any bankruptcy, insolvency, reorganization or receivership proceedings relating to Whitehall, all obligations of Whitehall owing to Holtzman Opportunity Fund, L.P. shall be subordinate in right of payment to the prior payment of all amounts due and owing to Patinkin pursuant to the above referenced Settlement Agreement.

HOLTZMAN OPPORTUNITY FUND, L.P.

By:	Holtzman Financial Advisors, LLC,
its General Partner

By:	SH Independence, LLC,
its Managing Member

By:	/s/ Richard L. Huffsmith
Name: Richard L. Huffsmith
Title: General Counsel

The foregoing is acknowledged and agreed to:

By:	/s/ Matthew Patinkin	8-24-07
Matthew Patinkin